Exhibit 3.1
WILSONS THE LEATHER EXPERTS INC.

CERTIFICATE OF DESIGNATIONS
FOR
SERIES A CONVERTIBLE PREFERRED STOCK
(PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401,
SUBD. 3(b))

     The undersigned, being the Chief Financial Officer of Wilsons The Leather Experts Inc. (the “Corporation”), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), does hereby certify that:
     Pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors on June 7, 2007, in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of 200,000 shares of the Corporation’s Preferred Stock, to be designated as its Series A Convertible Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby establishes a series of Preferred Stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:
SERIES A CONVERTIBLE PREFERRED STOCK
     Section 1. Designation; Number of Shares. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 200,000. The Series A Preferred Stock shall have a par value of $0.01 per share. Holders of Series A Preferred Stock shall not be entitled to cumulate their votes in any election of Directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation or of securities convertible into or exchangeable for or exercisable for or carrying a right to purchase any shares of capital stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or other distribution, except as set forth in this Certificate.
     The Series A Preferred Stock shall have a liquidation preference of $1,000 per share (the “Stated Amount”), plus an amount equal to any dividends accrued or cumulated and not paid on the Series A Preferred Stock, whether or not declared and whether or not there are then Legally Available Funds (as defined below), to the Liquidation Date (as defined below) (the “Liquidation Value”).

     Section 2. Voting.
     (a) Election of Directors. So long as 20% of the aggregate amount of the shares of Series A Preferred Stock issued to the Purchasers (as defined in that certain Securities Purchase Agreement, dated June 1, 2007, by and among the Corporation and the Purchasers named therein (the “Securities Purchase Agreement”)) (all capitalized terms used in this Certificate and not otherwise defined will have the definitions assigned to them in the Securities Purchase Agreement) at the Closing are outstanding, the holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect two Directors of the Corporation (the “Series A Directors”). The Series A Directors shall be elected by a plurality vote of holders of Series A Preferred Stock, with the elected candidates being the individuals receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect. The election of such Directors shall occur:
     (i) at the annual meeting of holders of capital stock;
     (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors;
     (iii) at any special meeting of holders of Series A Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock (a “Majority Interest”); or
     (iv) by the written consent of holders of the outstanding shares of Series A Preferred Stock entitled to vote for such Directors in the manner and on the basis specified above.
If at any time when the holders of Series A Preferred Stock are entitled to elect such Directors, any such Series A Director should cease to be a Director for any reason, the vacancy shall be filled only by the vote or written consent of the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section 2(b) hereof. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect Series A Directors as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.

     (b) Voting Generally.
     (i) Subject to the limitations of Section 2(b)(ii) and 2(b)(iii), each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section 7 hereof as of the record date for the vote or written consent of shareholders, if applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section 9) or by law. Holders of shares of Series A Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote. Notwithstanding anything herein stated, Series A Preferred Stock shall not be entitled to be voted on any proposal presented to the shareholders of the Corporation to approve the voting or conversion of shares of Series A Preferred Stock in excess of the Exchange Cap (as defined in Section 7(g)) or the exercisability of any Warrants in excess of the Exchange Cap.
     (ii) To the extent that the conversion of shares of Series A Preferred Stock is limited by the Exchange Cap set forth in Section 7 as of the record date for the vote or written consent of shareholders, then each holder shall be entitled to only such number of votes equal to the number of shares of common stock into which the shares of Series A Preferred Stock held by such holder would convert after giving effect to the limitations of the Exchange Cap set forth in Section 7. This limitation shall not apply in the event that the Corporation (A) obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Global Select Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a Majority Interest.
     (iii) Notwithstanding anything to the contrary, in no event shall the Series A Preferred Stock be entitled to a number of votes greater than the number of shares of Common Stock that would be issuable upon conversion of the Series A Preferred Stock based on a Conversion Price of $1.36.
     Section 3. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank:
     (a) senior to any other series of Preferred Stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution; and

     (b) senior to the Common Stock, $.01 par value per share, of the Corporation (the “Common Stock”) and any other equity securities of the Corporation (all of such equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including without limitation any Preferred Stock and the Common Stock, being collectively referred to herein as “Junior Securities”).
     Section 4. Dividends; Payment Priorities.
     (a) Entitlement; Accrual; Payment. Holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor (“Legally Available Funds”), cumulative dividends (the “Series A Dividends”) at an annual rate of 8.0% of the Stated Amount per share of Series A Preferred Stock, payable (i) semi-annually in arrears on each June 1 and December 1 (each of such dates being a “Regular Dividend Accrual Date”), commencing December 1, 2007, or (ii) or such date or dates as the Board of Directors shall determine from time to time (each such date being a “Special Dividend Accrual Date” and together with each Regular Dividend Accrual Date, a “Dividend Accrual Date”) except that if such date is a Saturday, Sunday, legal holiday or date on which the Principal Market is closed, then such dividend shall be payable on a date and with respect to a period ending on the next date that is not a Saturday, Sunday, legal holiday, or day on which the Principal Market is closed (a “Business Day”). “Principal Market ” shall mean whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question. Each of such dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there are then Legally Available Funds), without interest, on a daily basis from the later of (x) the first day of the semi-annual period with respect to which such dividend shall be payable as provided herein, or (y) from the first day following a Special Dividend Accrual Date declared by the Board of Directors in any period; provided, however, that with respect to the first Dividend Accrual Date following the issuance of shares of Series A Preferred Stock, such dividend shall accrue from the date of issuance of such shares. The date upon which the Corporation originally issues any share of Series A Preferred Stock shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share of Series A Preferred Stock is made on the stock records of the Corporation, and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock. The amount of dividends payable per share of Series A Preferred Stock for each full semi-annual period shall be computed by dividing the annual dividend amount by two. Dividends payable with respect to the initial dividend period and any dividend period of more or less than one semi-annual period shall be computed on the basis of a 365-day year and the actual number of days elapsed in that period. All dividends hereunder shall be paid by issuance of shares of Series A Preferred Stock having an aggregate Stated Amount equal to the amount of Series A Dividends payable as of each Dividend Accrual Date which otherwise would have been payable if the Series A Dividend were payable in cash. All accrued and unpaid Series A Dividends payable in the form of shares of Series A Preferred Stock shall accrue cumulative dividends annually at a rate of 8.0% of the Stated Amount per share from the applicable Dividend Accrual Date on which each share of Series A Preferred Stock was deemed to have been issued pursuant to Section 4(b).
     (b) Issuance of Dividend Shares. All dividends paid in additional shares of Series A Preferred Stock shall be deemed issued on the applicable Dividend Accrual Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges.
     (c) No Cash Dividends. No cash dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation.
     (d) Priority With Respect to Junior Securities.
     (i) Holders of shares of Series A Preferred Stock shall be entitled to receive the dividends provided for in Section 4(a) in preference to and in priority over any dividends upon any of the Junior Securities.
     (ii) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not pay or set apart for payment any dividend on any of the Junior Securities or make any distribution in respect thereof and to the holders thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable solely in the same Junior Securities), unless prior to or concurrently with such payment or distribution, as the case may be, all accrued and unpaid dividends, if any, on the shares of Series A Preferred Stock (whether or not declared) shall have been declared and paid.
     (iii) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment any money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition of, or purchase, redeem, retire or otherwise acquire for value, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such payment, setting apart for payment, purchase or redemption, as the case may be, all accrued and unpaid dividends, if any, on shares of Series A Preferred Stock (whether or not declared) shall have been declared and paid.
     (iv) Subject to the foregoing provisions of this Section 4 and to Section 9(a)(iv), the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of Series A Preferred Stock shall not be entitled to share in any such dividends, distributions or proceeds.
     Section 5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to the Liquidation Value for each share outstanding to and including the date of liquidation (the “Liquidation Date”), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred Stock, then the holders of all such shares shall share pro rata in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full.
     Section 6. Redemption Upon Triggering Event.
     (a) Triggering Event. Each of the following events shall constitute a “Triggering Event”:
     (i) A Conversion Default (as defined below).
     (ii) The Corporation’s failure to pay to the holder of any Series A Preferred Stock any amount of any Series A Dividend when and as due under this Certificate.
     (iii) Any default or defaults by the Corporation (A) in the payment of any principal of, or interest on, any Indebtedness which payments, individually or in the aggregate, exceed $1 million, when due after giving effect to any applicable grace period in the terms of the Indebtedness, or (B) on any Indebtedness, the principal amount of which, individually or in the aggregate, exceeds $1 million, which default or defaults in the case of clause (B) shall have resulted in such Indebtedness becoming due and payable prior to the date on which it would otherwise have become due and payable.
     (iv) The Corporation or any of its Significant Subsidiaries (as defined by Rule 1-02(w) of Regulation S-X under the Exchange Act), pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal or State law for the relief of debtors, collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as due.
     (v) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Corporation or any of its

Significant Subsidiaries in an involuntary case, (B) appoints a Custodian of the Corporation or any of its Significant Subsidiaries or (C) orders the liquidation of the Corporation or any of its Significant Subsidiaries.
     (vi) A final judgment or judgments or the payment of money aggregating in excess of $1 million are rendered against the Corporation or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided however, that any judgment which is covered by insurance or an indemnity from a credit-worthy party shall not be included in calculating the $1 million amount set forth above so long as the Corporation provides the holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the holder) to the effect that such judgment is covered by insurance or an indemnity and the Corporation will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment.
     (vii) The Corporation breaches any representation, warranty, covenant or other term or condition of this Certificate, the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, the Support Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the holder is a party, except to the extent that such breach would not have a Material Adverse Effect and except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least 15 consecutive Business Days after written notice of such default is given to the Corporation by holders of a Majority Interest.
     (b) Redemption Right.
     (i) Promptly after the occurrence of a Triggering Event with respect to shares of the Series A Preferred Stock, the Corporation shall deliver written notice thereof via facsimile and overnight courier (a “Triggering Event Notice”), to each holder. At any time after the earlier of the holder’s receipt of a Triggering Event Notice and the holder becoming aware of a Triggering Event, the holder may require the Corporation to redeem, to the extent that such redemption would not violate, breach or cause a default under the GE Credit Facility (as defined below), all or a portion of the shares of Series A Preferred Stock held by such holder by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Corporation, which Triggering Event Redemption Notice shall indicate the portion of the shares of Series A Preferred Stock held by such holder that it is electing to redeem; provided that such Triggering Event Redemption Notice may be sent only during the period beginning on and including the date of the occurrence of the Triggering Event and ending on and including the later of the date which is 20 Business Days after the date on which the holder receives a Triggering Event Notice from the Corporation with respect to such Triggering Event. Redemptions shall be made at a per share redemption price (the “Redemption Price”) equal to the Liquidation Value per share. “GE Credit Facility” shall mean the Fifth Amended and Restated Credit Agreement, dated as of December 29, 2006, between the Corporation and General Electric Capital Corporation, as amended as of February 12, 2007, and by the amendment in effect as of the Closing Date pursuant to Section 2.4(b)(vii) of the Securities Purchase Agreement, and the related pledge agreements and guaranty, and any amendment, renewal, extension or replacement thereof, regardless of the identity of the lender; provided that any such amendment, renewal, extension or replacement must be on substantially similar terms, including, without limitation, applicable interest terms.
     (ii) If the Corporation fails to pay any holder the Redemption Price with respect to any share of Series A Preferred Stock within five Business Days after its receipt of a Trigger Event Redemption Notice, then the holder of Series A Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Price at a per annum rate equal to twelve percent from the date on which the Corporation receives the Trigger Event Redemption Notice until the date of payment of the Redemption Price hereunder. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to the Trigger Event Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Trigger Event Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Trigger Event Redemption Notices delivered prior to the date upon which such redemption is to be effected.
     (c) Optional Redemption by the Corporation. To the extent permitted by law and the terms or provisions of other agreements or instruments for or with respect to capital stock or Indebtedness of the Corporation to which the Corporation is, or may become, a party or subject (including without limitation any notes, debentures or indentures), the outstanding shares of Series A Preferred Stock shall be redeemable beginning on June 1, 2010, at the option of the Corporation, in whole at any time, out of Legally Available Funds if (A) the last reported sale price for a share of Common Stock on the Principal Market during each trading day of the 30-day period (the “Measurement Period”) ending immediately prior to the date of the Optional Redemption Notice (as defined below) is equal to or greater than $3.75 (subject to adjustment for stock splits, stock dividends and reclassifications); and (B) the Corporation shall have filed a registration statement on Form S-3 under the Securities Act covering all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants, and such registration statement shall have been declared effective by the Securities and Exchange Commission and no stop order or other suspension of effectiveness with respect to such registration statement shall have been received by the Corporation. Redemptions shall be made at the per share Redemption Price.
Not more than 60 nor less than 30 days prior to the redemption date, notice (the “Optional Redemption Notice”) by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation. Each such Optional Redemption Notice shall specify the date fixed for redemption, the redemption price, the place or places of payment, that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Series A Preferred Stock, and that on and after the redemption date, dividends will cease to accumulate on such shares.
On or after the date fixed for redemption as stated in the Optional Redemption Notice, each holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If fewer than all the shares represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.
     Section 7. Conversion at Option of Holders.
     (a) Holders of Series A Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof; provided, that such conversion right shall expire at the close of business on the date, if any, fixed for the redemption of Series A Preferred Stock in any notice of redemption given pursuant to Section 6 hereof if there is no default in payment of the Redemption Price. Each share of Series A Preferred Stock shall be convertible at the office of any transfer agent for the Series A Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Series A Preferred Stock may initially be converted into full shares of Common Stock at the rate of 666.6667 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). The

“Conversion Price” shall be equal to Stated Amount per share divided by the Conversion Rate, or initially $1.50, subject to adjustment in proportion to any adjustments to the Conversion Rate. Upon conversion, holders of Series A Preferred Stock shall receive in respect of any accumulated and unpaid dividends on the Series A Preferred Stock surrendered for conversion a number of shares of Common Stock equal to the number of shares of Common Stock that would have been issued if the accumulated and unpaid dividends in the form of Series A Preferred Stock would have been converted at the same time.
     (b) In order to effect a conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion, attached hereto as Schedule A, to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers satisfactory evidence of loss to the Corporation and indemnification or a bond, in each case in a form reasonably satisfactory to the Corporation.
     (c) Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second Business Day following the conversion date specified in the Notice of Conversion and (b) the Business Day following the date of such surrender (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.
     (d) If, at any time, (i) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder’s allocated portion of the Exchange Cap) to deliver, on or prior to the fifth Business Day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock, which shares shall be subject to an effective registration statement, upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate (other than because such issuance would exceed such holder’s allocated portion of the Exchange Cap) (each of (i) and (ii) being a “Conversion Default”), then the holder may elect, at any time thereafter, to have all or any portion of such holder’s outstanding shares of Series A Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Price.
     (e) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock and shall use its best efforts to list such shares on the Principal Market.
     (f) Upon the surrender of certificates representing shares of Series A Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.
     (g) The Corporation shall not be obligated to issue any shares of Common Stock upon conversion of shares of Series A Preferred Stock if the issuance of such shares of Common Stock would exceed the number of shares of Common Stock that the Corporation may issue to the holder of the shares of Series A Preferred Stock to be converted without breaching the Corporation’s obligations under the rules and regulations of the Nasdaq Global Select Market (the “Exchange Cap”), except the limitation shall not apply in the event that the Corporation (a) obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Global Select Market for issuances in excess of the Exchange Cap or (b) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Series A Preferred Stock to be converted.
     Section 8. Adjustments to Conversion Rate. Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as set forth in this Section 8. If the occurrence of an event would cause the Conversion Rate to be adjusted by more than one subsection of this Section 8, then the Conversion Rate shall be adjusted only once pursuant to the subsection that would provide the greatest share increase in the Conversion Rate.
     (a) Adjustments to Conversion Rate for Consolidation, Merger, etc. In case of any consolidation or merger of the Corporation with any other entity (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).
     (b) Adjustments to Conversion Rate for Stock Splits, Reclassifications, and Certain Distributions. In case the Corporation shall:
     (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock;

     (ii) subdivide its outstanding Common Stock into a greater number of shares;
     (iii) combine the shares of its outstanding Common Stock into a smaller number of shares; or
     (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Series A Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action).
An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
     (c) Adjustments to Conversion Rate for Diluting Issues.
     (i) Certain Definitions. For purposes of this Section 8, the following terms shall have the following meanings:
          (A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to paragraph 8(c)(ii) below (including shares of Common Stock subsequently reacquired or retired by the Corporation) after the Series A Original Issue Date (as defined below).
          (B) “Convertible Security” shall mean any evidence of Indebtedness, share or other security directly or indirectly convertible or exchangeable into or for Common Stock, excluding Options.
          (C) “Option” shall mean any option, warrant, right or security to purchase or otherwise acquire Common Stock or Convertible Securities.
          (D) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.
     (ii) Additional Shares of Common Stock Deemed to be Issued.
          (A) If after the Series A Original Issue Date, the Corporation shall issue or sell any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
          (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Rate pursuant to the terms of this subparagraph 8(c), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Rate computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Rate as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this subparagraph (B) shall have the effect of increasing the Conversion Rate to an amount which exceeds the lower of (X) the Conversion Rate in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (Y) the Conversion Rate that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
          (C) If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Conversion Rate pursuant to the terms of this subparagraph 8(c) (either because the consideration per share (determined pursuant to subparagraph 8(c)(iii)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Rate then in effect and the then Current Market Price, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subparagraph 8(c)(ii)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
          (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Rate pursuant to the terms of subparagraphs 8(c)(iv) or (v), the Conversion Rate shall be readjusted to such Conversion Rate as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
          (E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Rate provided for in this subparagraph 8(c)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this subparagraph 8(c)(ii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Rate that would result under the terms of this subparagraph 8(c)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Rate that such issuance or amendment took place at the time such calculation can first be made.
     (iii) Determination of Consideration. For purposes of this Section 8, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
     (A) Cash and Property: Such consideration shall:
          (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

          (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and
          (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.
          (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph 8(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:
          (1) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
          (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
     (iv) Issues Below Current Market Price.
          (A) In case the Corporation shall issue or sell or, or is deemed to have issued or sold pursuant to subparagraph 8(c)(ii) above, Additional Shares of Common Stock for consideration per share less than the average of the daily last sales price of the Common Stock on the Principal Market as reported by Bloomberg Financial Markets, or a comparable reporting service (the “Closing Price”) for the 10 consecutive Business Days ending on the Business Day immediately preceding the date of such issuance (the “Current Market Price”), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the formula:

C1 = C x	O + N

	O +	N x P

M
          where

C1	=	the adjusted Conversion Rate.
C	=	the current Conversion Rate.
O	=	the number of shares of Common Stock outstanding on the Business Day immediately preceding the date of such issuance (for which purpose the shares of Common Stock outstanding shall be the sum of (1) the number of shares of Common Stock then outstanding, and (2) the number of shares of Common Stock into which any other outstanding securities of the Corporation are then issuable upon conversion, exercise or exchange of such securities other than the Warrants (as defined in the Securities Purchase Agreement)).
N	=	the number of Additional Shares of Common Stock issued, or deemed to have been issued.
P	=	the consideration per share of the Additional Shares of Common Stock issued or deemed to have been issued.
M	=	the Current Market Price per share of Common Stock on the date of such issuance.
               (B) Such adjustment shall become effective immediately after the date of issuance, or deemed issuance, of such Common Stock.
     (v) Issues Below Conversion Price.
               (A) In case the Corporation shall issue or sell or, or is deemed to have issued or sold pursuant to subparagraph 8(c)(ii) above, Additional Shares of Common Stock for consideration per share less than the Conversion Price in effect immediately prior to the date of such issue, then in each such case the Conversion Rate in effect on such issuance date shall be adjusted in accordance with the formula:

C1 = C x	O + N

	O +	N x P

CP

          where

C1	=	the adjusted Conversion Rate.
C	=	the current Conversion Rate.
O	=	the number of shares of Common Stock outstanding on the Business Day immediately preceding the date of such issuance (for which purpose the shares of Common Stock outstanding shall be the sum of (1) the number of shares of Common Stock then outstanding, and (2) the number of shares of Common Stock into which any other outstanding securities of the Corporation are then issuable upon conversion, exercise or exchange of such securities other than the Warrants (as defined in the Securities Purchase Agreement)).
N	=	the number of Additional Shares of Common issued, or deemed to have been issued.
CP	=	the Conversion Price in effect immediately prior to the issuance.
P	=	the consideration per share of the Additional Shares of Common Stock issued, or deemed to have been issued.
          (B) Such adjustment shall become effective immediately after the date of issuance, or deemed issuance, of such Common Stock.
(d) Adjustments to Conversion Rate for Certain Distributions.
     (i) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its Indebtedness or assets (including securities, but excluding (A) any Options or Convertible Securities, and (B) any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in subparagraph 8(b) above), then in each such case the Conversion Rate then in effect shall be adjusted as of the ex-dividend date for such dividend or distribution in accordance with the formula:

C1 = C x	M

M - F
          where

C1	=	the adjusted Conversion Rate.
C	=	the current Conversion Rate.
M	=	the Current Market Price per share of Common Stock on the ex-dividend date for such distribution.
F	=	the amount of such cash dividend and/or the fair market value on such ex-dividend date of the assets, securities, rights or warrants to be distributed divided by the number of shares of Common Stock outstanding on such ex-dividend date. The Board of Directors of the Corporation shall determine in good faith such fair market value.

Notwithstanding the foregoing, in no event shall	M	be deemed to be less than zero.

M -F
     (ii) Such adjustment shall become effective immediately after the ex-dividend date with respect to such dividend or distribution.
     (e) All calculations of adjustments hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.
     (f) In the event that at any time, as a result of an adjustment made pursuant to subparagraph (a) or (b) above, the holder of any Series A Preferred Stock shall, upon conversion of such Series A Preferred Stock, become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (d) above.
     (g) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Series A Preferred Stock and the Common Stock, and to the Principal Market, a statement signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Corporation and if required by the Principal Market by its Treasurer, its Secretary or its Assistant Secretary stating the adjusted Conversion Rate determined as provided in this Section 8; and any adjustment so evidenced, given in good faith, shall be binding upon all shareholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Series A Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.
     (h) Whenever the Corporation shall propose to take any of the actions specified in subparagraphs (a) through (d) of this Section 8 which would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Series A Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.
     (i) Notwithstanding any other provision of this Section 8, no adjustment in the Conversion Rate need be made (i) for issuances of (A) Conversion Shares or Warrant Shares (as such terms are defined in the Securities Purchase Agreement) or (B) Common

Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (ii) for issuances of shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock; (iii) for sales of Common Stock pursuant to a plan for reinvestment of dividends on Common Stock, provided that the purchase price in any such sale is at least equal to 95% of the market price of the Common Stock at the time of such sales; or (iv) for sales of Common Stock pursuant to any plan adopted by the Corporation for the benefit of its employees or consultants, provided that such plan has been approved by the Corporation’s independent directors, or pursuant to any plan for the benefit of the Corporation’s directors, provided that such plan has been approved by the Corporation’s shareholders.
     (j) If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this Section 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of holders of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid; provided, however, that the members of the Board of Directors of the Corporation shall not be liable to the holders hereof for any such determination made in good faith.
     Section 9. Certain Actions Not to be Taken Without Vote of Holders of Series A Preferred Stock.
     (a) So long as any shares of Series A Preferred Stock are outstanding , the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval of the Series A Directors or holders of a Majority Interest:
     (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;
     (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation in any manner that results in any adverse effect to the Series A Preferred Stock;
     (iii) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement or as a Series A Dividend; or
     (iv) use the proceeds from the sale of the Shares and the Warrants pursuant to the Securities Purchase Agreement other than (A) to pay the Closing Fee and other fees and expenses associated with the transactions contemplated by the Transaction Documents, and (B) to the extent the Corporation has paid in full the Closing Fee, for working capital and general corporate purposes;
     (b) So long as at least 20% of the aggregate amount of the shares of Series A Preferred Stock issued to the Purchasers at the Closing are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval of the Series A Directors or holders of a Majority Interest:
     (i) purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock, or (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;
     (ii) issue any of the Corporation’s equity or equity-linked securities on floating conversion rate terms, or at a price or with a conversion or exercise price, as applicable, below (A) the Conversion Price, or (B) the Closing Price for the Common Stock on the date of such issuance of such security; or
     (iii) permit the size of the Board of Directors to be increased beyond 11;
     (iv) incur, create, assume or in any way become liable for any Indebtedness unless at the time of and after giving pro forma effect to such incurrence and the application of proceeds therefrom, the ratio of the Corporation’s Indebtedness to EBITDA for the last twelve (12) complete months would be less than or equal to 2.0 to 1.0; provided that for purposes of the foregoing calculation, the Corporation’s Indebtedness shall exclude (x) trade and merchandise accounts payable and amounts due under letters of credit to secure such accounts payable and (y) Indebtedness under the GE Credit Facility.
     (c) So long as the Purchasers beneficially hold at least 20% of the aggregate amount of the shares of Series A Preferred Stock issued to the Purchasers at the Closing, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval of the Series A Directors or holders of a Majority Interest:
     (i) approve or adopt any annual budget, strategic plan or similar document or any amendment thereto for the Corporation;
     (ii) prior to June 1, 2010, consummate a Company Sale unless the consideration received by the holders of Securities in such Company Sale is solely cash, and the amount of such cash consideration received by the holders of Securities, in the aggregate, in such Company Sale, is equal to 300% of (A) the aggregate Subscription Amounts paid by all Purchasers pursuant to the Securities

Purchase Agreement, plus (B) the aggregate exercise prices paid by the holders of Warrants upon all exercises thereof prior to the consummation of such Company Sale; or
     (iii) enter into a definitive agreement for, or complete, a Material Acquisition;
     (d) The corporation shall not authorize, or commit or agree to take, any of the actions set forth in subsection (a), (b) or (c) without the authorization required by the applicable subsection. Notwithstanding the foregoing, no change pursuant to this Section 9 shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.
     (e) Certain Definitions. For purposes of this Section 9, the following terms shall have the following meanings:
     (i) “Company Sale” means a transaction (whether in one or a series of related transactions) pursuant to which a Person, or group of affiliated Persons (a) acquires (whether by merger, amalgamation, consolidation, recapitalization, reorganization, redemption, transfer or issuance of securities or otherwise) capital stock of the Corporation (or any surviving or resulting corporation) possessing the voting power to elect a majority of the Board of Directors (or such surviving or resulting corporation) other than (x) in connection with a merger or consolidation that does not constitute a Company Sale pursuant to clause (c) hereof or (y) an acquisition by a licensed broker-dealer or licensed underwriter who purchases voting stock of the Corporation pursuant to an underwritten public offering solely for purposes of resale to the public, , (b) acquires assets constituting all or substantially all of the assets of the Company Group or (c) merges or consolidates (or agrees to merge or consolidate) with or into any member of the Company Group (other than in a merger involving only the Corporation and a wholly-owned Subsidiary or, to the extent the rights of the holders of the Series A Preferred Stock are not adversely affected thereby a merger or consolidation in which immediately following its consummation, all or substantially all of the beneficial owners of the voting stock of the Corporation (including owners of Series A Preferred Stock of the Corporation) beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving entity of the merger or consolidation (including such beneficial ownership of an entity that, as a result of such transaction, owns the Corporation directly or through one or more subsidiaries) in substantially the same proportions (as compared to the other beneficial owners of the Corporation’s voting stock immediately prior to such transaction) as their ownership of the Corporation’s voting stock immediately prior to such transaction).
     (ii) “EBITDA” means, for any period, the net income of the Company Group for such period plus (i) without duplication and to the extent deducted in determining such net income, the sum of (A) consolidated interest expense for such period, (B) consolidated income tax expense for such period, and (C) all amounts attributable to depreciation and amortization for such period, and minus (ii) to the extent included in determining such net income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.
     (iii) “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person except the Corporation or a wholly owned Subsidiary (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for the collection or deposit in the ordinary course of business of the Corporation consistent with past practice.
     (iv) “Indebtedness” of any Person, means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business consistent with past practice), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing rights, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations under Capital Leases of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, and (j) all obligations of such Person in respect of bankers’ acceptances, provided that Indebtedness shall not include any indebtedness of the Corporation solely to one or more wholly owned Subsidiaries or any indebtedness of any wholly owned Subsidiary solely to one or more of the Corporation or another wholly owned Subsidiary. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

     (v) “Material Acquisition” means an acquisition of assets or equity of another Person or group of affiliated Persons or of any facility, division or product line and/or business operated by any Person involving consideration paid by members of the Company Group, plus Indebtedness assumed by members of the Company Group, in the aggregate exceeding $5,000,000, excluding purchases of inventory of the Corporation made in the ordinary course of business of the Corporation consistent with past practice.
Section 10. Affirmative Covenants.
     (a) So long as at least 20% of the aggregate amount of the shares of Series A Preferred Stock issued to the Purchasers at the Closing are outstanding , unless approved by the Series A Directors or the holders of a Majority Interest, the Corporation shall, and the Corporation shall cause each other member of the Company Group to:
     (i) cause the Series A Directors to be duly nominated to serve as members of the Board of Directors; and
     (ii) cause the Series A Directors to be appointed to the Committee or Committees of the Board of Directors that the Series A Directors designate in writing to the Corporation from time to time provided that they shall constitute less than 50% of each such Committee unless the Board of Directors, in its sole discretion, shall otherwise determine, provided that the Governance and Nominating Committee and the Board of Directors shall have determined that each such Series A Director is “independent,” as that term is defined under Rule 4200 of the listing rules of the NASDAQ Stock Market, and that Series A Directors shall not serve on the Audit Committee unless they are also deemed to be independent under Rule 10A 3(b)(i) under the Exchange Act;
     (iii) maintain and keep its properties in adequate repair, working order and condition, and from time to time make all necessary or sufficient repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;
     (iv) maintain or cause to be maintained with financially sound and reputable insurers (x) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses, and (y) with respect to the Corporation only, directors’ and officers’ liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors’ and officers’ liability insurance maintained by the Corporation as of the Closing Date;
     (v) pay and discharge when due all tax liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, are being maintained by the Corporation;
     (vi) enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), other than a Permitted Affiliate Transaction, with only the prior consent of the members of the Board of Directors or a committee thereof with no interest in such Affiliate Transaction;
     (vii) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; and
     (viii) comply in all material respects with all applicable laws, rules and regulations of all Governmental Agencies;
     (b) So long as any shares of Series A Preferred Stock are outstanding , unless approved by the Series A Directors or the holders of a Majority Interest, the Corporation shall, and the Corporation shall cause each other member of the Company Group to:
     (i) conduct its business in a manner so that it will not become subject to the Investment Company Act;
     (ii) reserve and keep available out of the Corporation’s authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Shares and exercise of the Warrants, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Shares or exercise of the Warrants; and
     (iii) if the Corporation is no longer subject to the requirements of the Exchange Act, furnish to each holder of Series A Preferred Stock reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act as follows:
          (A) within 90 days after the end of each fiscal year, a report containing its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or similar qualification relating to the questionable value of assets because of concerns regarding survivability and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company Group on a consolidated basis in accordance with GAAP, all certified by its chief financial officer as presenting fairly in all material respects the results of operations of the Corporation on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and
          (B) within 40 days after the end of each of the first three fiscal quarters of each fiscal year, a report containing its consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer as presenting fairly in all material respects the results of operations of the Corporation on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) So long as the Purchasers beneficially hold at least 20% of the aggregate amount of shares of Series A Preferred Stock issued to the Purchasers at the Closing, the Corporation shall, unless approved by the Series A Directors or the holders of a Majority Interest:
     (i) by no later than November 30 of each fiscal year, submit to the Purchasers a budget and business plan for the immediately succeeding fiscal year in the form approved by the Board of Directors;
     (ii) create and maintain a Special Committee of the Board of Directors (the “Special Committee”), comprised solely of the Series A Directors, to which the Board of Directors, to the fullest extent permitted by law, shall delegate all authority and power of the Board of Directors with respect to the termination of employment of the Corporation’s Chief Executive Officer and, upon any termination of the Corporation’s Chief Executive Officer by the Special Committee, the Series A Directors shall recommend a Person to be named the Corporation’s Chief Executive Officer and the terms for such Person’s employment. In such event, the Board of Directors shall evaluate the Person so recommended to determine whether such individual has reasonably adequate experience, reputation and character to serve the Corporation as Chief Executive Officer and the Board of Directors and the Compensation Committee of the Board of Directors shall evaluate whether the recommended terms of employment are reasonable. If so, and if the Board of Directors determines that hiring such Person on such terms is in the best interests of the Corporation, the Corporation shall employ such Person as Chief Executive Officer on such terms.
     (iii) promptly notify Purchasers of (i) the commencement or threat of any Action, or related Actions, which, individually or in the aggregate, involve amounts in excess of $1,000,000, or (ii) the occurrence of any event, or series of related events, that could reasonably be expected to result in, a Material Adverse Effect;

     (iv) afford to Purchasers and their authorized representatives, upon reasonable notice, full access during normal business hours to all properties, books, records, contracts, and documents of the Corporation as Purchasers and such authorized representatives may reasonably request and an opportunity to make such investigations as Purchasers and such authorized representatives may reasonably request, and the Corporation will furnish or cause to be furnished to Purchasers and their authorized representatives all such information with respect to the affairs and businesses of the Corporation as they may reasonably request; and
     (v) within 30 days after the end of each month, provide to Purchasers a consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case a comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer as presenting fairly in all material respects the results of operations of the Corporation on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
     Section 11. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series A Preferred Stock shall be deemed outstanding except for (a) shares of Series A Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation, and (b) from the date fixed for redemption pursuant to Section 6, all shares of Series A Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.
     Section 12. Right of First Offer.
     (a) Subject to the terms and conditions specified in this Section 12, the Corporation hereby grants to each holder of shares of Series A Preferred Stock a right of first offer with respect to future sales by the Corporation of its Securities (as hereinafter defined).
     (b) Each time the Corporation proposes to offer any shares of, or securities convertible into or exercisable for, any shares of any class of its capital stock (the “Securities”), the Corporation shall first make an offering of such Securities to each holder of shares of Series A Preferred Stock in accordance with the following provisions:
          (i) The Corporation shall deliver a notice by certified mail (the “Offer Notice”) to each holder of shares of Series A Preferred Stock stating (A) its bona fide intention to offer such Securities, (B) the number of Securities to be offered, and (C) the price and terms, if any, upon which it proposes to offer such Securities.

          (ii) By written notification received by the Corporation within 21 days after giving the Offer Notice, each holder of shares of Series A Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such Securities which equals the proportion that the number of shares of Common Stock into which the shares of Series A Preferred Stock issued and held by such holder bears to the total number of shares of Common Stock that are either then outstanding or issuable upon conversion of outstanding shares of Series A Preferred Stock.
          (iii) If all Securities which the holders of Series A Preferred Stock are entitled to obtain pursuant to this Section 12 above are not elected to be obtained, the Corporation may, during the 90 day period following the expiration of the period provided in this Section 12 above, offer the remaining unsubscribed portion of such shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Office Notice. If the Corporation does not enter into an agreement for the sale of the Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Securities shall not be offered unless first reoffered to the holders of Series A Preferred Stock in accordance herewith.
          (iv) The right of first offer in this Section 12 shall not be applicable to (A) issuances of (1) Conversion Shares or Warrant Shares or (2) Securities pursuant to the conversion or exercise of convertible or exercisable Securities outstanding on the date of this Certificate of Designations; (B) issuances of Series A Preferred Stock or other Securities as a dividend or distribution on Series A Preferred Stock; (C) sales of Common Stock pursuant to a plan for reinvestment of dividends on Common Stock, provided that the purchase price in any such sale is at least equal to 95% of the market price of the Common Stock at the time of such sales; (D) sales of Common Stock pursuant to any plan adopted by the Corporation for the benefit of its employees or consultants, provided that such plan has been approved by the Corporation’s independent directors, or pursuant to any plan for the benefit of the Corporation’s directors, provided that such plan has been approved by the Corporation’s shareholders; (E) issuances of Securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, in each case, approved by the Board of Directors; or (F) sales of Common Stock in a registered public offering approved by the Board of Directors.
     Section 13. Status of Series A Preferred Stock Upon Retirement. Shares of Series A Preferred Stock which are acquired or redeemed by the Corporation shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the acquisition or redemption by the Corporation of all outstanding shares of Series A Preferred stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to Minnesota Statutes, Section 302A.135, Subd. 5 or any

successor provision and without shareholder action, to cause restated articles of incorporation of the Corporation or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which reflect such removal of all provisions relating to the Series A Preferred Stock and/or the cancellation of this Certificate of Designations.
     Section 14. Waiver. The provisions of this Certificate of Designations may be waived and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the holders of a Majority Interest consent to such waiver. Any such waiver shall be enforceable against all holders of Series A Preferred Stock and shall not constitute an amendment to this Certificate of Designation.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Stacy A. Kruse, its Chief Financial Officer, this 15th day of June, 2007.

WILSONS THE LEATHER EXPERTS INC.
By	/s/ Stacy A. Kruse
	Name:	Stacy A. Kruse
	Title:	Chief Financial Officer

Schedule A
NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)
     The undersigned hereby irrevocably elects to convert ______ shares of Series A Preferred Stock (the “Conversion”), represented by Stock Certificate No(s). ___ (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Wilsons The Leather Experts Inc. (the “Corporation”) according to the conditions of the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
     Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _____) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).
     In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.
     The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.
☐	In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.
Date of Conversion:
Applicable Conversion Price:
Signature:
Name:
Address: